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                     Form of Marketing Services Agreement
                             with Joseph M. Vazquez
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                          MARKETING SERVICES AGREEMENT

      THIS AGREEMENT is made as of the 21 day of May , 1997 by and between Joseph M. Vazquez (hereinafter referred to as the "Consultant") and Workforce Systems Corp., a Florida corporation (hereinafter referred to as the "Company").

      WHEREAS, the Company is a publicly-held company with three operating subsidiaries.

      WHEREAS, the Consultant has from time to time provided certain marketing services to the Company including, but not limited to, (i) advising and assisting the Company in developing and implementing an investor relations program including, (ii) dissemination of press releases, due diligence packages and other publicly available information on the Company, and (iii) assisting and advising the Company in the creation of investor relations information and due diligence packages (collectively, the "Services").

      WHEREAS, the Company wishes to compensate the Consultant in full for all Services.

      NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the parties hereto agree as follows:

      1.    RECITALS. The foregoing recitals are true and correct.

      2. COMPENSATION. As full and complete compensation for the Services, the Company shall pay the Consultant an aggregate of 10,082 shares of the Company's common stock. Such compensation shall constitute full and complete satisfaction of any and all fees, expenses and costs of any kind whatsoever which may be due the Consultant in connection with the performance of the Services.

      3.    MISCELLANEOUS.

      (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, first class postage prepaid, addressed to the other party at the addresses appearing in this Agreement. Either party may change its address by written notice made in accordance with this section.


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      (b)   This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates. This Agreement may not be assigned by the Consultant.

      (c) This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

      (d) This Agreement constitutes the entire agreement between the parties. No promises, guarantees, inducements or agreements, oral or written, express or implied, have been made other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

                                    Workforce Systems Corp.

                                    By:
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                                    Ella Boutwell Chesnutt,
                                    President

                                    --------------------------------
                                    Joseph M. Vazquez












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